EXHIBIT 99.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of MGM MIRAGE

     We have audited the accompanying consolidated balance sheets of MGM MIRAGE (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

     We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of MGM MIRAGE and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Las Vegas, Nevada
January 28, 2004, except for Note 18, and except for
the reclassification of MGM Grand Australia as discontinued
operations as described in Notes 1, 3 and 18, as to which the date is July 16, 2004

MGM MIRAGE AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	At December 31,
	2003	2002
ASSETS
Current assets
Cash and cash equivalents	$178,047	$211,234
Accounts receivable, net	139,475	139,935
Inventories	65,189	68,001
Income tax receivable	9,901	—
Deferred income taxes	49,286	84,348
Prepaid expenses and other	89,641	86,311
Assets held for sale	226,082	—

Total current assets	757,621	589,829

Property and equipment, net	8,681,339	8,762,445
Other assets
Investment in unconsolidated affiliates	756,012	710,802
Goodwill and other intangible assets, net	267,668	256,108
Deposits and other assets, net	247,070	185,801

Total other assets	1,270,750	1,152,711

	$10,709,710	$10,504,985

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$85,439	$69,959
Income taxes payable	—	637
Current portion of long-term debt	9,008	6,956
Accrued interest on long-term debt	87,711	80,310
Other accrued liabilities	559,445	592,206
Liabilities related to assets held for sale	23,456	—

Total current liabilities	765,059	750,068

Deferred income taxes	1,765,426	1,769,431
Long-term debt	5,521,890	5,213,778
Other long-term obligations	123,547	107,564
Commitments and contingencies (Note 10)
Stockholders’ equity
Common stock, $.01 par value: authorized 300,000,000 shares, issued 168,268,213 and 166,393,025 shares; outstanding 143,096,213 and 154,574,225 shares	1,683	1,664
Capital in excess of par value	2,171,625	2,125,626
Deferred compensation	(19,174)	(27,034)
Treasury stock, at cost (25,172,000 and 11,818,800 shares)	(760,594)	(317,432)
Retained earnings	1,133,903	890,206
Accumulated other comprehensive income (loss)	6,345	(8,886)

Total stockholders’ equity	2,533,788	2,664,144

	$10,709,710	$10,504,985

The accompanying notes are an integral part of these consolidated financial statements.

MGM MIRAGE AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Year Ended December 31,
	2003	2002	2001
Revenues
Casino	$2,037,514	$2,012,840	$1,989,019
Rooms	833,272	796,861	791,766
Food and beverage	757,278	706,153	676,069
Entertainment, retail and other	647,702	637,625	620,471

	4,275,766	4,153,479	4,077,325
Less: Promotional allowances	(413,023)	(396,551)	(377,473)

	3,862,743	3,756,928	3,699,852

Expenses
Casino	1,042,936	1,007,968	1,031,849
Rooms	234,633	211,401	215,670
Food and beverage	434,825	393,166	376,572
Entertainment, retail and other	428,834	404,159	410,125
Provision for doubtful accounts	12,570	27,675	70,670
General and administrative	583,599	560,909	548,647
Corporate expense	61,541	43,856	37,637
Preopening and start-up expenses	29,266	14,141	4,130
Restructuring costs (credit)	6,597	(17,021)	23,382
Property transactions, net	(18,941)	14,712	46,062
Depreciation and amortization	400,766	381,785	372,032

	3,216,626	3,042,751	3,136,776

Income from unconsolidated affiliates	53,612	32,361	36,816

Operating income	699,729	746,538	599,892

Non-operating income (expense)
Interest income	4,078	4,071	5,425
Interest expense, net	(337,586)	(283,736)	(335,771)
Non-operating items from unconsolidated affiliates	(10,401)	(1,335)	(914)
Other, net	(12,160)	(7,611)	(6,036)

	(356,069)	(288,611)	(337,296)

Income from continuing operations before income taxes	343,660	457,927	262,596
Provision for income taxes	(113,387)	(168,451)	(102,156)

Income from continuing operations	230,273	289,476	160,440

Discontinued operations
Income (loss) from discontinued operations, including loss on disposal of $6,735 (2003)	16,075	7,883	13,796
Benefit (provision) for income taxes	(2,651)	(4,924)	(4,421)

	13,424	2,959	9,375

Net income	$243,697	$292,435	$169,815

Basic income per share of common stock
Income from continuing operations	$1.55	$1.83	$1.01
Discontinued operations	0.09	0.02	0.06

Net income per share	$1.64	$1.85	$1.07

Diluted income per share of common stock
Income from continuing operations	$1.52	$1.81	$1.00
Discontinued operations	0.09	0.02	0.06

Net income per share	$1.61	$1.83	$1.06

The accompanying notes are an integral part of these consolidated financial statements.

MGM MIRAGE AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2003	2002	2001
Cash flows from operating activities
Net income	$243,697	$292,435	$169,815
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	412,937	398,623	390,726
Amortization of debt discount and issuance costs	35,826	28,527	30,505
Provision for doubtful accounts	13,668	28,352	71,244
Property transactions, net	(18,336)	14,712	47,955
Loss on early retirements of debt	3,244	504	1,197
Loss on disposal of discontinued operations	6,735	—	—
Income from unconsolidated affiliates	(43,211)	(31,765)	(34,446)
Distributions from unconsolidated affiliates	38,000	37,000	36,000
Deferred income taxes	28,362	90,852	65,619
Tax benefit from stock option exercises	9,505	18,050	2,137
Changes in assets and liabilities:
Accounts receivable	(14,330)	(24,107)	23,726
Inventories	(2,205)	(5,685)	7,464
Income taxes receivable and payable	(10,538)	12,714	(8,512)
Prepaid expenses and other	(8,500)	(16,142)	1,070
Accounts payable and accrued liabilities	16,125	(18,863)	(5,528)
Other	(8,013)	2,751	(3,089)

Net cash provided by operating activities	702,966	827,958	795,883

Cash flows from investing activities
Purchases of property and equipment	(550,232)	(300,039)	(327,936)
Dispositions of property and equipment	56,614	20,340	26,840
Investments in unconsolidated affiliates	(41,350)	(80,314)	(38,250)
Change in construction payable	12,953	6,313	3,368
Other	(33,673)	(17,510)	(16,227)

Net cash used in investing activities	(555,688)	(371,210)	(352,205)

Cash flows from financing activities
Net borrowing (repayment) under bank credit facilities	(285,087)	(270,126)	(819,704)
Issuance of long-term debt	600,000	—	400,000
Repurchase of senior notes	(28,011)	—	—
Debt issuance costs	(25,374)	(848)	(8,529)
Issuance of common stock	36,254	45,985	7,837
Purchases of treasury stock	(442,864)	(207,590)	(45,716)
Other	(20,153)	(21,906)	3,437

Net cash used in financing activities	(165,235)	(454,485)	(462,675)

Cash and cash equivalents
Net increase (decrease) for the year	(17,957)	2,263	(18,997)
Cash related to discontinued operations	(15,230)	—	—
Balance, beginning of year	211,234	208,971	227,968

Balance, end of year	$178,047	$211,234	$208,971

Supplemental cash flow disclosures
Interest paid, net of amounts capitalized	$308,198	$266,071	$317,773
State, federal and foreign income taxes paid	94,932	44,579	19,342
Non-cash investing and financing transactions
Acquisition of Detroit development rights	$—	$115,055	$—

The accompanying notes are an integral part of these consolidated financial statements.

MGM MIRAGE AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands)

For the Years Ended December 31, 2003, 2002 and 2001

	Common Stock		Capital in				Other Comprehensive	Total
	Shares	Par	Excess of	Deferred	Treasury	Retained	Income	Stockholders’
	Outstanding	Value	Par Value	Compensation	Stock	Earnings	(Loss)	Equity
Balances, January 1, 2001	159,130	$1,632	$2,041,820	$—	$(83,683)	$427,956	$(5,280)	$2,382,445
Net income	—	—	—	—	—	169,815	—	169,815
Currency translation adjustment	—	—	—	—	—	—	(2,086)	(2,086)
Derivative loss from unconsolidated affiliate, net	—	—	—	—	—	—	(1,784)	(1,784)

Total comprehensive income	—	—	—	—	—	—	—	165,945
Issuance of common stock pursuant to stock option grants	497	5	5,884	—	—	—	—	5,889
Purchases of treasury stock	(2,231)	—	—	—	(45,716)	—	—	(45,716)
Tax benefit from stock option exercises	—	—	2,137	—	—	—	—	2,137

Balances, December 31, 2001	157,396	1,637	2,049,841	—	(129,399)	597,771	(9,150)	2,510,700
Net income	—	—	—	—	—	292,435	—	292,435
Currency translation adjustment	—	—	—	—	—	—	6,085	6,085
Derivative loss from unconsolidated affiliate, net	—	—	—	—	—	—	(5,821)	(5,821)

Total comprehensive income	—	—	—	—	—	—	—	292,699
Issuance of restricted stock	903	—	12,000	(31,769)	19,769	—	—	—
Cancellation of restricted stock	(6)	—	—	212	(212)	—	—	—
Amortization of deferred compensation	—	—	—	4,523	—	—	—	4,523
Issuance of common stock pursuant to stock option grants	2,707	27	45,735	—	—	—	—	45,762
Purchases of treasury stock	(6,426)	—	—	—	(207,590)	—	—	(207,590)
Tax benefit from stock option exercises	—	—	18,050	—	—	—	—	18,050

Balances, December 31, 2002	154,574	1,664	2,125,626	(27,034)	(317,432)	890,206	(8,886)	2,664,144
Net income	—	—	—	—	—	243,697	—	243,697
Currency translation adjustment	—	—	—	—	—	—	12,313	12,313
Derivative income from unconsolidated affiliate, net	—	—	—	—	—	—	2,918	2,918

Total comprehensive income	—	—	—	—	—	—	—	258,928
Cancellation of restricted stock	(10)	—	(54)	352	(298)	—	—	—
Issuance of stock options to non-employees	—	—	313	(313)	—	—	—	—
Amortization of deferred compensation	—	—	—	7,821	—	—	—	7,821
Issuance of common stock pursuant to stock option grants	1,875	19	36,235	—	—	—	—	36,254
Purchases of treasury stock	(13,343)	—	—	—	(442,864)	—	—	(442,864)
Tax benefit from stock option exercises	—	—	9,505	—	—	—	—	9,505

Balances, December 31, 2003	143,096	$1,683	$2,171,625	$(19,174)	$(760,594)	$1,133,903	$6,345	$2,533,788

The accompanying notes are an integral part of these consolidated financial statements.

MGM MIRAGE AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION

     MGM MIRAGE (the “Company”), formerly MGM Grand, Inc., is a Delaware corporation, incorporated on January 29, 1986. As of December 31, 2003 approximately 57% of the outstanding shares of the Company’s common stock were owned by Tracinda Corporation, a Nevada corporation wholly owned by Kirk Kerkorian. MGM MIRAGE acts largely as a holding company and, through wholly-owned subsidiaries, operates hotel, casino and entertainment resorts.

     The Company owns and operates the following hotel, casino and entertainment resorts on the Las Vegas Strip in Las Vegas, Nevada: Bellagio, MGM Grand Las Vegas, The Mirage, Treasure Island (“TI”), New York-New York and the Boardwalk Hotel and Casino. The Company owns a 50% interest in the joint venture that owns and operates the Monte Carlo Resort & Casino, also located on the Las Vegas Strip.

     The Company owns three resorts in Primm, Nevada at the California/Nevada state line – Whiskey Pete’s, Buffalo Bill’s and the Primm Valley Resort – as well as two championship golf courses located near the resorts. The Company also owns Shadow Creek, an exclusive world-class golf course located approximately ten miles north of its Las Vegas Strip resorts. Until January 2004, the Company owned and operated the Golden Nugget Las Vegas in downtown Las Vegas and the Golden Nugget Laughlin in Laughlin, Nevada (the “Golden Nugget Subsidiaries”). See Note 3 for information regarding the sale of these resorts.

     The Company, through its wholly owned subsidiary, MGM Grand Detroit, Inc., and its local partners formed MGM Grand Detroit, LLC, to develop a hotel, casino and entertainment complex in Detroit, Michigan. MGM Grand Detroit, LLC operates a casino in an interim facility in downtown Detroit. See Note 10 for discussion of the revised development agreement with the City of Detroit and plans for a permanent casino resort.

     The Company owns and operates Beau Rivage, a beachfront resort located in Biloxi, Mississippi, and MGM Grand Hotel and Casino in Darwin, Australia – see Note 18 for information regarding the proposed sale of this resort. The Company also owns a 50% interest in a limited liability company that owns Borgata, a casino resort at Renaissance Pointe, located in the Marina area of Atlantic City, New Jersey. Boyd Gaming Corporation owns the other 50% of Borgata and also operates the resort. Borgata opened in July 2003. The Company owns approximately 95 developable acres adjacent to Borgata, a portion of which consists of common roads, landscaping and master plan improvements which the Company designed and developed as required under the agreement with Boyd.

     In the second quarter of 2002, the Company received proceeds of $11 million upon termination of management agreements covering four casinos in the Republic of South Africa. Prior to the termination, the Company managed three permanent casinos and one interim casino and received management fees from its partner, Tsogo Sun Gaming & Entertainment. The termination fee was recorded as part of entertainment, retail and other revenues in the accompanying consolidated statements of income.

     Until June 30, 2003, the Company operated PLAYMGMMIRAGE.com, the Company’s online gaming website based in the Isle of Man. PLAYMGMMIRAGE.com became operational on September 26, 2002. It was initially not actively marketed, and was in the start-up phase through January 31, 2003. The Company ceased operations of the website as of June 30, 2003. See Note 3 for further information.

     The Company is actively seeking future development opportunities in the United Kingdom. In May 2003, the Company acquired a 25% interest in Metro Casinos Limited, a United Kingdom gaming company which is developing a new casino in Bristol. See Note 10 for discussion of other potential developments in the United Kingdom.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

     Principles of consolidation. The consolidated financial statements include the accounts of the Company and its subsidiaries. Investments in unconsolidated affiliates which are 50% or less owned are accounted for under the equity method. All significant intercompany balances and transactions have been eliminated in consolidation. The Company’s operations are primarily in one segment – operation of casino resorts. Other operations, and foreign operations, are not material.

     Management’s use of estimates. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. Those principles require the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and cash equivalents. Cash and cash equivalents include investments and interest bearing instruments with maturities of three months or less at the date of acquisition. Such investments are carried at cost which approximates market value.

     Accounts receivable and credit risk. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of casino accounts receivable. The Company issues markers to approved casino customers following background checks and investigations of creditworthiness. At December 31, 2003, a substantial portion of the Company’s receivables were due from customers residing in foreign countries. Business or economic conditions or other significant events in these countries could affect the collectibility of such receivables.

     Trade receivables, including casino and hotel receivables, are typically non-interest bearing and are initially recorded at cost. Accounts are written off when management deems the account to be uncollectible. Recoveries of accounts previously written off are recorded when received. An estimated allowance for doubtful accounts is maintained to reduce the Company’s receivables to their carrying amount, which approximates fair value. The allowance is estimated based on specific review of customer accounts as well as historical collection experience and current economic and business conditions. Management believes that as of December 31, 2003, no significant concentrations of credit risk existed for which an allowance had not already been recorded.

     Inventories. Inventories consist of food and beverage, retail merchandise and operating supplies, and are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

     Property and equipment. Property and equipment are stated at cost. Gains or losses on dispositions of property and equipment are included in the determination of income. Property and equipment are generally depreciated over the following estimated useful lives on a straight-line basis:

Buildings	40 years
Building improvements	15 to 40 years
Land improvements	15 to 40 years
Equipment, furniture, fixtures, and leasehold improvements	5 to 20 years

     We evaluate our property and equipment and other long-lived assets for impairment in accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). For assets to be disposed of, we recognize the asset to be sold at the lower of carrying value or fair value less costs of disposal. Fair value for assets to be disposed of is estimated based on comparable asset sales, solicited offers, or a discounted cash flow model.

     For assets to be held and used, we review fixed assets for impairment whenever indicators of impairment exist. If an indicator of impairment exists, we compare the estimated future cash flows of the asset, on an undiscounted basis, to the carrying value of the asset. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying value, then an impairment is measured based on fair value compared to carrying value, with fair value typically based on a discounted cash flow model. If an asset is still under development, future cash flows include remaining construction costs.

     For a discussion of recognized impairment losses, see Note 14. In October 2002, the Company announced the suspension of development activities on its wholly-owned project on the Renaissance Pointe land in Atlantic City. In connection therewith, the Company reviewed the land for potential impairment, and determined that no impairment was indicated. In December 2002, the Company entered into an agreement with Turnberry Associates to form a venture which will construct condominium residences behind MGM Grand Las Vegas. As part of the agreement, the Company will contribute land to the venture. The Company reviewed the land for potential impairment, and determined no impairment was indicated. In June 2003, the Company entered into an agreement to sell the Golden Nugget Subsidiaries. The fair value less costs to sell exceeded the carrying value, therefore no impairment was indicated.

     Capitalized interest. The interest cost associated with major development and construction projects is capitalized and included in the cost of the project. When no debt is incurred specifically for a project, interest is capitalized on amounts expended on the project using the weighted-average cost of the Company’s outstanding borrowings. Capitalization of interest ceases when the project is substantially complete or development activity is suspended for more than a brief period.

     Goodwill and other intangible assets. The Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), on January 1, 2002. The statement provides that goodwill and indefinite-lived intangible assets are no longer amortized, but are instead reviewed for impairment at least annually and between annual test dates in certain circumstances.

     As of December 31, 2003 and 2002 goodwill and intangible assets consisted of the following:

	At December 31,
	2003	2002
	(In thousands)
Goodwill:
Mirage acquisition (2000)	$76,342	$79,678
MGM Grand Australia acquisition (1995)	34,259	25,826
Other	7,833	—

	118,434	105,504
Indefinite-lived intangible assets:
Detroit development rights	115,056	115,056
Trademarks and license rights	17,554	17,554

	132,610	132,610
Other intangible assets	16,624	17,994

	$267,668	$256,108

     Goodwill represents the excess of purchase price over fair market value of net assets acquired in business combinations. Goodwill related to the Mirage acquisition was assigned to Bellagio, The Mirage, TI and Golden Nugget Las Vegas. Other goodwill relates to the Company’s 2003 acquisition for $9 million of majority interests in the entities that operate the nightclubs Light and Caramel, located in Bellagio, and Mist, located in TI. Changes in the recorded balances of goodwill are as follows:

	Year Ended December 31,
	2003	2002
	(In thousands)
Balance, beginning of period	$105,504	$103,059
Currency translation adjustment	8,433	2,445
Goodwill assigned to Golden Nugget Las Vegas	(3,336)	—
Goodwill acquired during the period	7,833	—

Balance, end of the period	$118,434	$105,504

     The Company’s indefinite-lived intangible assets consist primarily of development rights in Detroit (see Note 10) and trademarks. The Company’s finite–lived intangible assets consist primarily of lease acquisition costs, amortized over the life of the related leases, and certain license rights with contractually limited terms, amortized over their contractual life.

     The Company completed the necessary transition impairment reviews for goodwill and indefinite-lived intangible assets in 2002, and no impairments were indicated. The Company performs its annual impairment test for goodwill and indefinite-lived intangible assets in the fourth quarter of each fiscal year. No impairments were indicated as a result of the annual impairment reviews for goodwill and indefinite-lived intangible assets in 2003 or 2002. Amortization of goodwill and indefinite–lived intangible assets totaled $3 million for the year ended 2001. Had SFAS 142 been in effect, the Company’s results would have been as follows:

	December 31, 2001
	As Reported	Adjusted
	(In thousands, except per share amounts)
Net income	$169,815	$172,484
Basic earnings per share	$1.07	$1.09
Diluted earnings per share	1.06	1.07

     Revenue recognition and promotional allowances. Casino revenue is the aggregate net difference between gaming wins and losses, with liabilities recognized for funds deposited by customers before gaming play occurs (“casino front money”) and for chips in the customers’ possession (“outstanding chip liability”). Hotel, food and beverage, entertainment and other operating revenues are recognized as services are performed. Advance deposits on rooms and advance ticket sales are recorded as accrued liabilities until services are provided to the customer.

     Revenues are recognized net of certain sales incentives in accordance with the Emerging Issues Task Force (“EITF”) consensus on Issue 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor ´s Products).” The consensus in EITF 01-9 requires that sales incentives be recorded as a reduction of revenue and that points earned in point-loyalty programs, such as our Players Club loyalty program, must be recorded as a reduction of revenue. The Company recognizes incentives related to casino play and points earned in Players Club as a direct reduction of casino revenue.

     Existing industry practice related to non-gaming revenues already complied with EITF 01-9. The retail value of accommodations, food and beverage, and other services furnished to guests without charge is included in gross revenue and then deducted as promotional allowances. The estimated cost of providing such promotional allowances is primarily included in casino expenses as follows:

	Year Ended December 31,
	2003	2002	2001
		(In thousands)
Rooms	$64,103	$60,544	$60,914
Food and beverage	178,399	169,676	165,892
Other	21,560	19,920	18,383

	$264,062	$250,140	$245,189

     Advertising. The Company expenses advertising costs the first time the advertising takes place. Advertising expense, which is generally included in general and administrative expenses, was $54 million, $52 million and $50 million for 2003, 2002 and 2001, respectively.

     Corporate expense. Corporate expense represents unallocated payroll and aircraft costs, professional fees and various other expenses not directly related to the Company’s casino resort operations. In addition, corporate expense includes the costs associated with the Company’s evaluation and pursuit of new business opportunities, which are expensed as incurred until development of a specific project has become probable.

     Preopening and start-up expenses. The Company accounts for costs incurred during the preopening and start-up phases of operations in accordance with Statement of Position 98-5, “Reporting on the Costs of Start-up Activities”. Preopening and start-up costs, including organizational costs, are expensed as incurred. Costs classified as preopening and start-up expenses include payroll, outside services, advertising, and other expenses related to new or start-up operations and customer initiatives.

     Income per share of common stock. The weighted-average number of common and common equivalent shares used in the calculation of basic and diluted earnings per share consisted of the following:

	Year Ended December 31,
	2003	2002	2001
		(In thousands)
Weighted-average common shares outstanding used in the calculation of basic earnings per share	148,930	157,809	158,771
Potential dilution from stock options and restricted stock	2,662	2,131	2,051

Weighted-average common and common equivalent shares used in the calculation of diluted earnings per share	151,592	159,940	160,822

     Stock-based compensation. The Company accounts for stock-based compensation, including employee stock option plans, in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and the Financial Accounting Standards Board’s Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25”, and discloses supplemental information in accordance with Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), as amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” (“SFAS 148”). The Company does not incur compensation expense for employee stock options when the exercise price is at least 100% of the market value of the Company’s common stock on the date of grant. For disclosure purposes, employee stock options are measured at fair value, compensation is assumed to be amortized over the vesting periods of the options, and pro forma results are disclosed as if the Company had applied SFAS 123.

     The Company has adopted nonqualified stock option plans and incentive stock option plans which provide for the granting of stock options to eligible directors, officers and employees. The plans are administered by the Compensation and Stock Option Committee of the Board of Directors. Salaried officers, directors and other key employees of the Company and its subsidiaries are eligible to receive options. The exercise price in each instance is 100% of the fair market value of the Company’s common stock on the date of grant. The options have 10-year terms and in most cases are exercisable in either four or five equal annual installments.

     In November 2001, the Company offered its employees and members of its Board of Directors the opportunity to surrender certain stock options in exchange for the issuance of options equal in number to 90% of the options surrendered. The replacement options were to be granted no earlier than 6 months and one day after the options were surrendered, at an exercise price equal to the market price of the Company’s common stock on the date the replacement options were granted. In connection with the November 2001 offer, 5.7 million options with an average exercise price of $32.57 were surrendered in December 2001 and 5.2 million replacement options with an exercise price of $34.15 were granted in June 2002.

     As of December 31, 2003, the aggregate number of shares subject to options available for grant under all of the plans was 2.0 million. A summary of the status of the Company’s nonqualified stock option and incentive stock option plans for each of the years ended December 31, 2003, 2002 and 2001 is presented below:

	2003		2002		2001
		Weighted		Weighted		Weighted
		Average		Average		Average
	Shares	Exercise	Shares	Exercise	Shares	Exercise
	(000’s)	Price	(000’s)	Price	(000’s)	Price
Outstanding at beginning of year	14,323	$27.18	11,049	$20.67	17,567	$24.22
Granted	8,691	26.11	6,484	34.17	905	29.41
Exercised	(1,875)	19.33	(2,707)	16.99	(759)	17.23
Terminated	(272)	32.76	(503)	29.51	(6,664)	31.49

Outstanding at end of year	20,867	27.37	14,323	27.18	11,049	20.67

Exercisable at end of year	8,835	27.01	7,582	24.90	5,664	18.10

     The following table summarizes information about stock options outstanding at December 31, 2003:

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
	Number	Remaining	Average	Number	Average
	Outstanding	Contractual	Exercise	Exercisable	Exercise
Range of Exercise Prices	(000’s)	Life (Years)	Price	(000’s)	Price
$10.99 - $14.69	1,750	3.8	$13.13	1,750	$13.13
$16.53 - $24.70	2,478	5.8	21.88	1,878	21.74
$25.16 - $37.73	16,531	8.6	29.61	5,180	33.54
$40.22 - $40.33	108	8.3	40.27	27	40.27

	20,867	7.9	27.37	8,835	27.01

     Had the Company accounted for these plans under the fair value method allowed by SFAS 123, the Company’s net income and earnings per share would have been reduced to recognize the fair value of employee stock options. The following are required disclosures under SFAS 123 and SFAS 148:

	Year Ended December 31,
	2003	2002	2001
	(In thousands, except per share amounts)
Net income
As reported	$243,697	$292,435	$169,815
Stock-based compensation under SFAS 123	(43,310)	(47,761)	(12,784)

Pro forma	$200,387	$244,674	$157,031

Basic earnings per share
As reported	$1.64	$1.85	$1.07
Stock-based compensation under SFAS 123	(0.29)	(0.30)	(0.08)

Pro forma	$1.35	$1.55	$0.99

Diluted earnings per share
As reported	$1.61	$1.83	$1.06
Stock-based compensation under SFAS 123	(0.29)	(0.30)	(0.08)

Pro forma	$1.32	$1.53	$0.98

     Reported net income includes $5 million and $3 million, net of tax, of amortization of restricted stock and non-employee stock option compensation for the years ended December 31, 2003 and 2002, respectively. For purposes of computing the pro forma compensation, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: risk-free interest rates of 3% in 2003, and 4% in 2002 and 2001; no expected dividend yields for the years presented; expected lives of 5 years for the years presented; and expected volatility of 42% in 2003, 50% in 2002 and 40% in 2001. The estimated weighted average fair value of options granted in 2003, 2002 and 2001 was $10.64, $16.32 and $12.23, respectively.

     Currency translation. The Company accounts for currency translation in accordance with Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation”. Balance sheet accounts are translated at the exchange rate in effect at each balance sheet date. Income statement accounts are translated at the average rate of exchange prevailing during the period. Translation adjustments resulting from this process are charged or credited to other comprehensive income (loss).

     Comprehensive income. Comprehensive income includes net income and all other non-stockholder changes in equity, or other comprehensive income. Elements of the Company’s other comprehensive income are reported in the accompanying consolidated statement of stockholders’ equity, and the cumulative balance of these elements consisted of the following:

	At December 31,
	2003	2002
	(In thousands)
Foreign currency translation adjustments	$11,032	$(1,281)
Derivative loss from unconsolidated affiliate, net	(4,687)	(7,605)

	$6,345	$(8,886)

     Reclassifications. The consolidated financial statements for prior years reflect certain reclassifications, which have no effect on previously reported net income, to conform to the current year presentation. See Note 14 for information on classification of “Property transactions, net” in the accompanying consolidated statements of income.

NOTE 3 — DISCONTINUED OPERATIONS

     In June 2003, the Company entered into an agreement to sell the Golden Nugget Subsidiaries, including substantially all of the assets and liabilities of those resorts, for approximately $215 million, subject to certain working capital adjustments. This transaction closed in January 2004. Also in June 2003, the Company ceased operations of PLAYMGMMIRAGE.com, its online gaming website (“Online”).

     The results of the Golden Nugget Subsidiaries and Online are classified as discontinued operations in the accompanying consolidated statements of income for all periods presented. Net revenues of these discontinued operations were $231 million, $222 million and $223 million, respectively, for the years ended December 31, 2003, 2002 and 2001. Included in the income (loss) from discontinued operations is an allocation of interest expense based on the ratio of the net assets of the discontinued operations to the total consolidated net assets and debt of the Company. Interest allocated to these discontinued operations was $9 million, $9 million and $11 million for the years ended December 31, 2003, 2002 and 2001, respectively. Also included in discontinued operations for the year ended December 31, 2003 is a loss on disposal of Online of $7 million relating primarily to unrecoverable costs of computer hardware and software. The estimated fair value less costs to sell the Golden Nugget Subsidiaries exceeds the carrying value, therefore no impairment was recognized as of December 31, 2003. Included in the tax benefit from discontinued operations for the year ended December 31, 2003 is $2 million of previously unrecognized tax benefits relating to prior year operating losses of Online.

     The following table summarizes the assets and liabilities of the Golden Nugget Subsidiaries and Online as of December 31, 2003, included as assets and liabilities held for sale in the accompanying consolidated balance sheet:

At December 31,
2003
(In thousands)
Cash	$15,230
Accounts receivable, net	6,024
Inventories	4,321
Prepaid expenses and other	5,174

Total current assets	30,749
Property and equipment, net	185,516
Other assets, net	9,817

Total assets	226,082

Accounts payable	2,180
Other current liabilities	20,885

Total current liabilities	23,065
Long-term debt	391

Total liabilities	23,456

Net assets	$202,626

     In addition, the results of MGM Grand Australia are also classified as discontinued operations in the accompanying consolidated statements of income for all periods presented. See Note 18 for a discussion of the proposed sale of the subsidiaries that own and operate MGM Grand Australia.

NOTE 4 — ACCOUNTS RECEIVABLE, NET

     Accounts receivable consisted of the following:

	At December 31,
	2003	2002
	(In thousands)
Casino	$159,569	$166,612
Hotel	36,376	50,024
Other	22,617	13,770

	218,562	230,406
Less: Allowance for doubtful accounts	(79,087)	(90,471)

	$139,475	$139,935

NOTE 5 — PROPERTY AND EQUIPMENT, NET

     Property and equipment consisted of the following:

	At December 31,
	2003	2002
	(In thousands)
Land	$4,103,693	$4,113,622
Buildings, building improvements and land improvements	3,798,143	3,807,228
Equipment, furniture, fixtures and leasehold improvements	1,960,094	1,934,147
Construction in progress	465,471	298,809

	10,327,401	10,153,806
Less: Accumulated depreciation and amortization	(1,646,062)	(1,391,361)

	$8,681,339	$8,762,445

NOTE 6 — INVESTMENTS IN UNCONSOLIDATED AFFILIATES

     The Company has investments in unconsolidated affiliates accounted for under the equity method. Under the equity method, carrying value is adjusted for the Company’s share of the investees’ earnings and losses, as well as capital contributions to and distributions from these companies. Investments in unconsolidated affiliates consisted of the following:

	At December 31,
	2003	2002
	(In thousands)
Victoria Partners – Monte Carlo (50%)	$420,853	$421,483
Marina District Development Company - Borgata (50%)	335,159	289,319

	$756,012	$710,802

     The Company’s investments in unconsolidated affiliates were recorded at their estimated fair value at the date of the Mirage Acquisition, which value exceeded the Company’s share of the net assets of the unconsolidated affiliates by approximately $361 million. Substantially all of this difference relates to the excess of the fair value of land owned by the affiliates over its pre-existing carrying value. The investment balance also includes interest capitalized on the Borgata investment, which is being amortized over 40 years.

     The Company recorded its share of the results of operations of the unconsolidated affiliates as follows:

	Year Ended December 31,
	2003	2002	2001
		(In thousands)
Income from unconsolidated affiliates	$53,612	$32,361	$36,816
Preopening and start-up expenses	(19,326)	(7,757)	(2,376)
Non-operating items from unconsolidated affiliates	(10,401)	(1,335)	(914)

Net income	$23,885	$23,269	$33,526

     Summarized balance sheet information of the unconsolidated affiliates is as follows:

	At December 31,
	2003	2002
	(In thousands)
Current assets	$81,193	$57,033
Property and other assets, net	1,309,242	1,036,895
Current liabilities	81,526	145,119
Long-term debt and other liabilities	622,701	331,241
Equity	686,208	617,568

     Summarized results of operations of the unconsolidated affiliates are as follows:

	Year Ended December 31,
	2003	2002	2001
		(In thousands)
Net revenues	$551,669	$250,317	$256,586
Operating expenses, except preopening expenses	(441,526)	(184,268)	(189,738)
Preopening and start-up expenses	(39,186)	(15,514)	(4,899)

Operating income	70,957	50,535	61,949
Interest expense	(21,700)	(1,212)	(4,684)
Other nonoperating income (expense)	4,297	(1,336)	3,469

Net income	$53,554	$47,987	$60,734

NOTE 7 — OTHER ACCRUED LIABILITIES

     Other accrued liabilities consisted of the following:

	At December 31,
	2003	2002
	(In thousands)
Salaries and related	$165,211	$173,047
Casino outstanding chip liability	75,280	62,690
Taxes, other than income taxes	40,189	44,168
Casino front money	45,642	42,803
Advance deposits and ticket sales	39,499	39,601
Amounts due to City of Detroit	22,344	37,760
Other liabilities	171,280	192,137

	$559,445	$592,206

NOTE 8 — LONG-TERM DEBT

     Long-term debt consisted of the following:

	At December 31,
	2003	2002
	(In thousands)
Senior Credit Facility:
$1.5 Billion Revolving Credit Facility	$525,000	$—
$1.0 Billion Term Loan	1,000,000	—
$2.0 Billion Revolving Credit Facility	—	1,800,000
$525 Million Revolving Credit Facility	—	—
$50 Million Revolving Line of Credit	50,000	50,000
Australian Bank Facility, due 2004	11,868	15,726
Other Note due to Bank	38,000	40,000
$300 Million 6.95% Senior Notes, due 2005, net	301,128	302,169
$200 Million 6.625% Senior Notes, due 2005, net	196,029	192,830
$250 Million 7.25% Senior Notes, due 2006, net	236,294	232,176
$710 Million 9.75% Senior Subordinated Notes, due 2007, net	705,713	704,459
$200 Million 6.75% Senior Notes, due 2007, net	183,405	179,603
$200 Million 6.75% Senior Notes, due 2008, net	181,517	177,698
$200 Million 6.875% Senior Notes, due 2008, net	198,802	198,509
$600 Million 6% Senior Notes, due 2009	600,000	—
$825 Million ($850 Million in 2002) 8.5% Senior Notes, due 2010, net	821,722	846,116
$400 Million 8.375% Senior Subordinated Notes, due 2011	400,000	400,000
$100 Million 7.25% Senior Debentures, due 2017, net	81,211	80,567
Other Notes	209	881

	5,530,898	5,220,734
Less: Current portion	(9,008)	(6,956)

	$5,521,890	$5,213,778

     Total interest incurred during 2003, 2002 and 2001 was $353 million, $345 million and $414 million, respectively, of which $15 million, $62 million and $79 million, respectively, was capitalized.

     On November 24, 2003, the Company entered into the Third Amended and Restated Loan Agreement providing for bank financing totaling $2.5 billion from a syndicate of banks each led by Bank of America, N.A. (collectively, the “Senior Credit Facility”). The Senior Credit Facility consists of (1) a $1.5 billion senior revolving credit facility which matures on November 24, 2008 (the “$1.5 billion Revolving Credit Facility”); and (2) a $1.0 billion term loan, which matures on November 24, 2008 (the “$1.0 billion Term Loan”). The $1.0 billion Term Loan reduces by 20% over the final three years of the loan. The Senior Credit Facility replaced the previous senior credit facilities, which were also provided by syndicates of banks each led by Bank of America, N.A. and, as amended, consisted of a $2.0 billion senior revolving credit facility and a $525 million senior revolving credit facility.

     Interest on the Senior Credit Facility is based on the bank reference rate or Eurodollar rate. The Company’s borrowing rate on the Senior Credit Facility (or previous credit facilities in 2002) was approximately 2.8% in both 2003 and 2002. Stand-by letters of credit totaling $52 million were outstanding as of December 31, 2003 under the Senior Credit Facility.

     In September 2003, the Company issued $600 million of 6% Senior Notes due 2009. The proceeds were used to reduce the amount outstanding under the Company’s $2.0 billion revolving credit facility. In August 2003, the Company’s Board of Directors authorized the repurchase of up to $100 million of the Company’s public debt securities. Subsequently, the Company repurchased $25 million of the Company’s $850 Million 8.50% Senior Notes, due 2010. The Company recorded a loss of $3.2 million related to repurchase premiums and unamortized debt issue costs.

     The Company established a commercial paper program during 2001 that provides for the issuance, on a revolving basis, of up to $500 million of uncollateralized short-term notes. The Company is required to maintain credit availability under its Senior Credit Facility equal to the outstanding principal amount of commercial paper borrowings. No commercial paper borrowings were outstanding at December 31, 2003 or 2002.

     In September 2002, the Company entered into a $50 million unsecured revolving line of credit with a bank. The Company is in the process of amending this line of credit to increase the capacity to $100 million on terms similar to the Company’s Senior Credit Facility. In August 2002, the Company terminated its MGM Grand Detroit, LLC credit facility, originally due in 2003. The early termination resulted in a loss of $0.5 million for the write-off of unamortized debt issuance costs.

     The Company has a shelf registration statement declared effective by the Securities and Exchange Commission in May 2000. The shelf registration statement originally allowed the Company to issue a total of up to $2.75 billion of debt and equity securities from time to time in public offerings. As of December 31, 2003, the Company had remaining capacity under the shelf registration statement of $190 million. Any future public offering of securities under the shelf registration statement will only be made by means of a prospectus supplement.

     The Company attempts to limit its exposure to interest rate risk by managing the mix of its long-term fixed rate borrowings and short-term borrowings under its bank credit facilities and commercial paper program. In August 2003, the Company entered into three interest rate swap agreements, designated as fair value hedges, which effectively convert $400 million of the Company’s fixed rate debt to floating rate debt. Under the terms of these agreements, the Company makes payments based on specified spreads over six-month LIBOR, and receives payments equal to the interest payments due on the fixed rate debt. The interest rate swap agreements qualify for the “shortcut method” allowed under Statement of Financial Accounting Standards No. 133, which allows an assumption of no ineffectiveness in the hedging relationship. As such, there is no income statement impact from changes in the fair value of the hedging instruments. Instead, the fair value of the instruments is recorded as an asset or liability on the Company’s balance sheet, with an offsetting adjustment to the carrying value of the related debt. At December 31, 2003, the fair value of the interest rate swap agreements was not material.

     During 2001 and 2002, the Company entered into several interest rate swap agreements, designated as fair value hedges, which effectively converted a portion of the Company’s fixed rate debt to floating rate debt. By the second quarter of 2002, the Company had terminated these interest rate swap agreements. The Company received net payments totaling $11 million during 2001 and 2002 upon the termination of these swap agreements. These amounts have been added to the carrying value of the related debt obligations and are being amortized and recorded as a reduction of interest expense over the remaining life of that debt.

     The Company and each of its material subsidiaries, excluding MGM Grand Detroit, LLC and the Company’s foreign subsidiaries, are directly liable for or unconditionally guarantee the Senior Credit Facility, senior notes, senior debentures, and senior subordinated notes. MGM Grand Detroit, LLC is a guarantor under the Senior Credit Facility, but only to the extent that the proceeds of borrowings under such facilities are made available to MGM Grand Detroit, LLC. Substantially all of the Company’s assets, other than assets of foreign subsidiaries and certain assets in use at MGM Grand Detroit, are pledged as collateral for the Company’s senior notes, excluding subordinated notes, and the Company’s bank credit facilities.

     The Company’s long-term debt obligations contain certain customary covenants. The Company’s Senior Credit Facility contains covenants that require the Company to maintain certain financial ratios. At December 31, 2003, the Company was required to maintain a maximum leverage ratio (average debt to EBITDA, as defined) of 5.5:1, which decreases periodically to 4.75:1 by December 2007. The Company must also maintain a minimum coverage ratio (EBITDA to interest charges, as defined) of 2.75:1. As of December 31, 2003, the Company’s leverage and interest coverage ratios were 4.6 and 3.6, respectively.

     Maturities of the Company’s long-term debt as of December 31, 2003 are as follows:

Years ending December 31,	(In thousands)
2004	$97,019
2005	502,900
2006	250,027
2007	910,028
2008	1,925,028
Thereafter	1,925,075

5,610,077
Debt discount	(82,994)
Swap deferred gain	3,815

$5,530,898

     Amounts due in 2004 intended to be refinanced through available capacity under the Company’s Senior Credit Facility have been excluded from current liabilities in the accompanying consolidated balance sheet.

     The estimated fair value of the Company’s long-term debt at December 31, 2003 was approximately $6.0 billion, versus its book value of $5.6 billion. At December 31, 2002, the estimated fair value of the Company’s long-term debt was approximately $5.6 billion, versus its book value of $5.2 billion. The estimated fair value of the Company’s public debt securities was based on quoted market prices on or about December 31, 2003 and 2002. The estimated fair value of the Company’s outstanding credit facility borrowings was assumed to approximate book value due to the short-term nature of the borrowings.

NOTE 9 — INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). SFAS 109 requires the recognition of deferred income tax assets, net of applicable reserves, related to net operating loss carryforwards and certain temporary differences. The standard requires recognition of a future tax benefit to the extent that realization of such benefit is more likely than not. Otherwise, a valuation allowance is applied.

     The income tax provision attributable to continuing operations and discontinued operations is as follows:

	Year Ended December 31,
	2003	2002	2001
		(In thousands)
Continuing operations	$113,387	$168,451	$102,156
Discontinued operations	2,651	4,924	4,421

	$116,038	$173,375	$106,577

     The income tax provision attributable to income from continuing operations before income taxes is as follows:

	Year Ended December 31,
	2003	2002	2001
		(In thousands)
Current—federal	$68,760	$50,352	$26,249
Deferred—federal	40,142	111,981	69,385

Provision for federal income taxes	108,902	162,333	95,634

Current—state	5,167	6,169	6,156
Deferred—state	(682)	(51)	366

Provision for state income taxes	4,485	6,118	6,522

	$113,387	$168,451	$102,156

     Reconciliation of the federal income tax statutory rate and the Company’s effective tax rate is as follows:

	Year Ended December 31,
	2003	2002	2001
Federal income tax statutory rate	35.0%	35.0%	35.0%
State income tax (net of federal benefit)	0.8	0.9	1.6
Reversal of reserves for prior tax years	(3.9)	—	—
Permanent and other items	1.1	0.9	2.3

	33.0%	36.8%	38.9%

     The major tax effected components of the Company’s net deferred tax liability are as follows:

	At December 31,
	2003	2002
	(In thousands)
Deferred tax assets—federal and state
Bad debt reserve	$34,502	$44,648
Tax credit carryforwards	—	17,694
Net operating loss carryforward	9,929	9,575
Preopening and start-up costs	20,232	26,497
Accruals, reserves and other	35,058	28,390

	99,721	126,804
Less: Valuation allowance	(9,682)	(7,073)

	90,039	119,731

Deferred tax liabilities—federal and state
Property and equipment	(1,680,918)	(1,675,251)
Other	(125,407)	(131,180)

	(1,806,325)	(1,806,431)

Deferred taxes—foreign	146	1,617

Net deferred tax liability	$(1,716,140)	$(1,685,083)

     For U.S. federal income tax return purposes, the Company has a net operating loss carryforward of $6 million, which will begin to expire in 2009. For state income tax purposes, the Company has a New Jersey net operating loss carryforward of $133 million, which equates to a deferred tax asset of $8 million, after federal tax effect, and before valuation allowance. The New Jersey net operating loss carryforwards begin to expire in 2004.

     At December 31, 2003, there is a $10 million valuation allowance provided on certain New Jersey state net operating loss carryforwards and other New Jersey state deferred tax assets because management believes these assets do not meet the “more likely than not” criteria for recognition under SFAS 109. Management believes all other deferred tax assets are more likely than not to be realized because of the future reversal of existing taxable temporary differences and expected future taxable income. Accordingly, there are no other valuation allowances provided at December 31, 2003.

NOTE 10 — COMMITMENTS AND CONTINGENCIES

     Leases. The Company leases real estate and various equipment under operating and, to a lesser extent, capital lease arrangements. Certain real estate leases provide for escalation of rent based upon a specified price index and/or based upon periodic appraisals.

     At December 31, 2003, the Company was obligated under non-cancelable operating leases and capital leases to make future minimum lease payments as follows:

	Operating	Capital
	Leases	Leases
	(In thousands)
Years ending December 31,
2004	$9,735	$666
2005	8,848	666
2006	8,462	667
2007	7,315	593
2008	6,580	259
Thereafter	310,878	—

Total minimum lease payments	$351,818	2,851

Less: Amounts representing interest		(287)

Total obligations under capital leases		2,564
Less: Amounts due within one year		(578)

Amounts due after one year		$1,986

     The current and long-term obligations under capital leases are included in the “Other accrued liabilities” and “Other long-term obligations” captions, respectively, in the accompanying consolidated balance sheets. Rental expense for operating leases was $19 million, $20 million and $23 million for the years ended December 31, 2003, 2002 and 2001, respectively.

     Detroit Development Agreement. Under the August 2002 revised development agreement with the City of Detroit, MGM Grand Detroit, LLC and the Company are subject to certain obligations. The City of Detroit required payments of $44 million, of which $38 million had been made as of December 31, 2003; the transfer of assets of $3 million; indemnification of up to $20 million related to the Lac Vieux and certain other litigation, of which $2 million has been paid as of December 31, 2003; and continued letter of credit support for $50 million of bonds issued by the Economic Development Corporation of the City of Detroit for land purchases along the Detroit River. The letter of credit will be drawn on to make interest and principal payments on the bonds, which mature in 2009. The remaining obligations have been classified as other accrued liabilities or other long-term obligations, depending on the expected payment date.

     The Company recorded an intangible asset (development rights, deemed to have an indefinite life) of approximately $115 million in connection with its obligations under the revised development agreement. In addition to the above obligations, the Company will pay the City 1% of gaming revenues (2% if annual revenues exceed $400 million) beginning January 1, 2006.

     The Company is currently in the process of obtaining land and developing plans for the permanent casino facility, and currently expects the project to cost approximately $575 million (including land, capitalized interest and preopening expenses, but excluding approximately $115 million of payments to the City discussed above). The design, budget and schedule of the permanent facility are not finalized, and the ultimate timing, cost and scope of the project are subject to risks attendant to large-scale projects.

     The ability to construct the permanent casino facility is currently subject to resolution of the Lac Vieux litigation. In January 2002, the 6th Circuit Court of Appeals ruled that the ordinance governing the casino developer selection process in Detroit violated the First Amendment to the United States Constitution, because of preference given to certain bidders. The Company’s operating subsidiary did not receive preference in the selection process. The 6th Circuit Court remanded the case to the Federal District Court, which rejected the plaintiff’s request for a re-bidding process and determined that the only suitable remedy to the plaintiff was declaring the ordinance unconstitutional. The plaintiff has appealed, and the 6th Circuit Court has issued an injunction, pending appeal, prohibiting the City and the developers from commencing construction pending further action of the 6th Circuit Court. Therefore, it is unknown when construction of the permanent facility will commence or when the permanent facility will open.

     Borgata. The Company initially contributed 27 acres of land for its ownership interest in Borgata. Boyd Gaming Corporation contributed $223 million of cash and Borgata obtained a $630 million secured bank credit facility, which is non-recourse to the Company. The Company is required to contribute an additional $136 million in cash to the venture to fund the project, of which $133 million of such contributions, including contributions made by Mirage before the Mirage Acquisition, have been made as of December 31, 2003.

     United Kingdom. In October 2003, the Company entered into an agreement with Earls Court and Olympia Group, which operates large exhibition and trade show facilities in London, to form a jointly owned company which would develop a large entertainment and gaming facility, which the Company would operate in space leased from Earls Court and Olympia, to complement the existing Olympia facilities. The Company made a deposit of £2 million ($3 million based on exchange rates at December 31, 2003), which is refundable if proposed gaming law reforms are not implemented by December 2005. Otherwise, the deposit will be applied to the first year’s rent on a lease between the new company and Earls Court and Olympia. The Company would make a nominal equity investment and would provide a loan for half of the estimated £130 million ($232 million based on exchange rates at December 31, 2003) of development costs. The agreement is subject to implementation of proposed gaming law reforms and a tax structure acceptable to the Company, and obtaining required planning and other approvals. The Company would own 82.5% of the entity.

     In November 2003, the Company entered into an agreement with Newcastle United PLC to create a 50-50 joint venture which would build a major new mixed-use development, including casino development, on a site adjacent to Newcastle’s football stadium. Newcastle United PLC will contribute the land to the joint venture, and the Company will make an equity investment of £5 million ($9 million based on exchange rates at December 31, 2003), which is refundable if certain conditions have not been met by January 2008. The Company would develop and operate the complex, as well as own the casino development in leased premises within the complex. The complex is expected to be financed through project-specific borrowings. The agreement is subject to implementation of proposed gaming law reforms and a tax structure acceptable to the Company, and obtaining required planning and other approvals.

     New York Racing Association. The Company has an understanding with the New York Racing Association (“NYRA”) to manage video lottery terminals (“VLTs”) at NYRA’s Aqueduct horseracing facility in metropolitan New York. The Company would assist in the development of the facility, including providing project financing, and would manage the facility for a fee. The project is anticipated to cost $135 million. Work was halted on the VLT facility in August 2003 pending the outcome of an investigation of certain aspects of NYRA’s operations by Federal prosecutors. In December 2003, NYRA reached agreement with the Justice Department whereby NYRA was indicted with prosecution deferred. NYRA agreed to pay a fine and the indictment will be dismissed with prejudice upon NYRA implementing certain reforms and otherwise complying with the terms of the agreement. The Company’s participation is subject to a definitive agreement, regulatory approvals and certain legislative changes by the State of New York.

     Guarantees. The Company is party to various guarantee contracts in the normal course of business, which are generally supported by letters of credit issued by financial institutions. The Company’s Senior Credit Facility limits the amount of letters of credit that can be issued to $200 million, and the amount of available borrowings under the Senior Credit Facility is reduced by any outstanding letters of credit. At December 31, 2003, the Company had provided a $50 million letter of credit to support the Economic Development Corporation bonds referred to above, which are a liability of the Company.

     Litigation. The Company is a party to various legal proceedings, most of which relate to routine matters incidental to its business. Management does not believe that the outcome of such proceedings will have a material adverse effect on the Company’s financial position or results of operations.

NOTE 11 — STOCKHOLDERS’ EQUITY

     Share repurchases are only conducted under repurchase programs approved by the Board of Directors and publicly announced. Share repurchase activity was as follows:

	Year Ended December 31,
	2003	2002	2001
	(In thousands)
August 2001 authorization (1.4 million, 6.4 million, and 2.2 million shares purchased)	$36,034	$207,590	$45,716
February 2003 authorization (10 million shares purchased)	335,911	—	—
November 2003 authorization (2 million shares purchased)	70,919	—	—

	$442,864	$207,590	$45,716

Average price of shares repurchased	$33.17	$32.28	$20.47

     At December 31, 2003, there were 8 million shares available for repurchase under the November 2003 authorization.

     In May 2002, the Board of Directors approved a restricted stock plan. The plan allowed for the issuance of up to 1,000,000 shares of Company common stock to certain key employees. The restrictions on selling these shares lapse 50% on the third anniversary date from the grant date and 50% on the fourth anniversary date after the grant date. Through December 31, 2003, 903,000 shares were issued, with an aggregate value of $32 million. This amount was recorded as deferred compensation in the accompanying consolidated balance sheet and is being amortized to operating expenses on a straight-line basis through the period in which the restrictions fully lapse. Amortization of deferred compensation was $8 million and $5 million for the years ended December 31, 2003 and 2002, respectively, and 887,000 shares were outstanding under the plan at December 31, 2003. In November 2002, the Board of Directors determined that no more awards would be granted under the restricted stock plan.

NOTE 12 — EMPLOYEE BENEFIT PLANS

     Employees of the Company who are members of various unions are covered by union-sponsored, collectively bargained, multi-employer health and welfare and defined benefit pension plans. The Company recorded an expense of $77 million in 2003, $66 million in 2002 and $54 million in 2001 under such plans. The plans’ sponsors have not provided sufficient information to permit the Company to determine its share of unfunded vested benefits, if any.

     The Company is self-insured for most health care benefits for its non-union employees. The liability for claims filed and estimates of claims incurred but not reported is included in the “Other accrued liabilities” caption in the accompanying consolidated balance sheets.

     The Company has a retirement savings plan under Section 401(k) of the Internal Revenue Code covering its non-union employees. The plans allow employees to defer, within prescribed limits, up to 20% of their income on a pre-tax basis through contributions to the plans. The Company matches, within prescribed limits, a portion of eligible employees’ contributions. The Company recorded charges for matching contributions of $10 million in 2003, $12 million in 2002 and $14 million in 2001.

     The Company maintains a nonqualified deferred retirement plan for certain key employees. The plan allows participants to defer, on a pre-tax basis, a portion of their salary and bonus and accumulate tax deferred earnings, plus investment earnings on the deferred balances, as a retirement fund. Participants receive a Company match of up to 4% of salary, net of any Company match received under the Company’s 401(k) plan. All employee deferrals vest immediately. The Company matching contributions vest ratably over a three-year period. The Company recorded charges for matching contributions of $2 million in 2003, $1 million in 2002 and $1 million in 2001.

     The Company implemented a supplemental executive retirement plan (“SERP”) for certain key employees effective January 1, 2001. The SERP is a nonqualified plan under which the Company makes quarterly contributions which are intended to provide a retirement benefit that is a fixed percentage of a participant’s estimated final five-year average annual salary, up to a maximum of 65%. Company contributions and investment earnings on the contributions are tax-deferred and accumulate as a retirement fund. Employees do not make contributions under this plan. A portion of the Company contributions and investment earnings thereon vests after three years of SERP participation and the remaining portion vests after both five years of SERP participation and 10 years of continuous service. The Company recorded expense of $5 million, $5 million and $4 million under this plan in 2003, 2002 and 2001, respectively.

NOTE 13 — RESTRUCTURING COSTS

     In connection with the Mirage Acquisition, management initiated a comprehensive restructuring plan designed to reduce costs and improve efficiencies of the combined operations of the Company. This restructuring resulted in a charge against earnings in the second quarter of 2000 totaling $18 million, primarily related to the accrual of costs associated with contract terminations and staffing reductions of approximately $6 million, the buyout of various leases of approximately $11 million and other related restructuring costs of $1 million. Approximately 125 people were affected by the reductions, primarily at the Company’s operating resorts (excluding the Mirage properties). In December 2002, the Company recorded a restructuring credit of $10 million related to a lease contract termination accrual originally recorded in June 2000. In December 2002 management determined that payment under this obligation was not probable.

     In 2001, management responded to a decline in business volumes caused by the September 11 attacks by implementing cost containment strategies which included a significant reduction in payroll and a refocusing of several of the Company’s marketing programs. Approximately 6,700 employees (on a full-time equivalent basis) were laid off or terminated, resulting in a $22 million charge against earnings, primarily related to the accrual of severance pay, extended health care coverage and other related costs in connection with these personnel reductions. As a result of improving business levels and the Company’s success at re-hiring a substantial number of previously laid off or terminated employees, management determined in 2002 that a portion of the remaining accrual would now not be necessary. This resulted in a restructuring credit of $10 million. An additional $2 million restructuring charge related to the termination of the Holiday Inn franchise agreement at the Boardwalk Hotel and Casino was incurred in 2001.

     The Company recorded $3 million of restructuring charges in December 2002 related to contract termination costs for a restaurant and the EFX! show at MGM Grand Las Vegas.

     2003 restructuring costs included $2 million related to the closure of the Siegfried & Roy show, primarily for severance costs of employees involved in the show’s production. Also, we terminated a restaurant lease and closed two marketing offices, resulting in $4 million of contract termination charges. Other severance of $1 million in 2003 related primarily to restructuring of table games staffing at several resorts.

     The following table summarizes restructuring costs and period-end restructuring accruals:

				Balance at
	Initial	Cash	Non-cash	December 31,
	Provision	Payments	reductions	2003
	(In thousands)
2000 restructuring in connection with the Mirage Acquisition	$18,040	$(8,134)	$(9,857)	$49
2001 restructuring in response to the events of September 11, 2001	21,841	(11,420)	(10,421)	—
2001 franchise termination costs	1,880	(1,880)	—	—
2002 lease and show termination costs	3,257	(3,257)	—	—
2003 lease termination costs	4,049	(798)	—	3,251
2003 Siegfried & Roy show closure – The Mirage	1,623	(910)	—	713
2003 other severance	925	(654)	—	271

	$51,615	$(27,053)	$(20,278)	$4,284

NOTE 14 — PROPERTY TRANSACTIONS, NET

     Property transactions, net consisted of the following:

	Year Ended December 31,
	2003	2002	2001
	(In thousands)
Gain on sale of North Las Vegas land	$(36,776)	$—	$—
Siegfried & Roy theatre write-down – The Mirage	1,408	—	—
Write-down of Atlantic City Boardwalk land held for sale	—	—	31,501
Tropical Storm Isidore damage – Beau Rivage	—	7,824	—
Write-off of Detroit development costs	—	4,754	—
Impairment of assets to be disposed of	5,764	2,134	14,561
Demolition costs	6,614	—	—
Other net losses on asset sales or disposals	4,049	—	—

	$(18,941)	$14,712	$46,062

     Prior to 2003, the Company classified gains and losses on routine asset sales or disposals as a non-operating item at some resorts and as an operating item at other resorts. Management believes the preferable presentation of these items is as an element of operating income. Prior period statements have not been reclassified as such transactions were not material in the prior periods. Until 2003, demolition costs were typically capitalized as part of new construction. The Company began expensing demolition costs on major construction projects as incurred on January 1, 2003, and is accounting for this change in policy prospectively. Demolition costs were not material in prior periods. Demolition costs in 2003 relate to preparation for the Bellagio standard room remodel, Bellagio expansion and new theatre at MGM Grand Las Vegas.

     In October 2003 the Company sold 315 acres of land in North Las Vegas, Nevada near Shadow Creek for approximately $55 million, which resulted in a pretax gain of approximately $37 million. Also in 2003, the Company recorded write-downs and impairments of assets abandoned or replaced with new construction, primarily at MGM Grand Las Vegas in preparation for new restaurants and the new theatre.

     In 2002, Tropical Storm Isidore caused property damage at Beau Rivage totaling $8 million, including clean-up costs. The amount of the write-down for damaged assets was determined based on the net book value of the assets and engineering estimates. In connection with the revised development agreement in Detroit, we wrote off $5 million, which was the net book value of previously incurred development costs associated with the riverfront permanent casino site ($9 million), offset by previously accrued obligations no longer required under the revised development agreement ($4 million). Also in 2002, the Company recorded write-downs and impairments of assets abandoned or replaced with new construction.

     The 2001 write-down of the Atlantic City Boardwalk land resulted from a reassessment of the fair value of the land subsequent to the September 11 attacks. The revised carrying value was based on comparable sales data adjusted for the impact of legislation authorizing large-scale gaming in the state of New York, which management believes had a negative impact on real estate values on the Atlantic City Boardwalk. The remaining 2001 charge relates to several assets abandoned during the quarter in response to the September 11 attacks, primarily in-progress construction projects which management terminated after the attacks.

NOTE 15 — RELATED PARTY TRANSACTIONS

     The Company’s related party transactions consisted of the following revenues (expenses):

	Year Ended December 31,
	2003	2002	2001
	(In thousands)
Hotel and other revenue from related parties	$871	$764	$409
License fees to entities under common ownership	(1,000)	(1,000)	(1,200)
Professional fees to directors or firms affiliated with directors	(1,551)	(1,815)	(1,021)
Other related party expenses	(468)	(224)	(1,133)

	$(2,148)	$(2,275)	$(2,945)

     In addition, the Company engaged in transactions with its unconsolidated affiliates. In 2003, the Company paid Monte Carlo $4 million as a result of closing the tram between Bellagio and Monte Carlo in preparation for the Bellagio expansion. The Company leases two acres of land to Borgata and received $1 million in 2003 and 2002 under this lease. Borgata is required to pay for a portion of the masterplan improvements at Renaissance Pointe, and the Company is responsible for environmental cleanup costs incurred by Borgata. The net amount reimbursed to the Company under these arrangements for the years ended December 31, 2003, 2002 and 2001 was $10 million, $8 million and $9 million, respectively. At December 31, 2003, Borgata owes the Company an additional $3 million under these arrangements.

NOTE 16 — CONSOLIDATING CONDENSED FINANCIAL INFORMATION

     The Company’s subsidiaries (excluding MGM Grand Detroit, LLC and certain minor subsidiaries) have fully and unconditionally guaranteed, on a joint and several basis, payment of the Senior Credit Facility, the senior notes and the senior subordinated notes. Separate condensed financial statement information for the subsidiary guarantors and non-guarantors as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001 is as follows:

	As of and for the Year Ended December 31, 2003
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Elimination	Consolidated
			(In thousands)
Balance Sheet
Current assets	$63,085	$608,549	$85,987	$—	$757,621
Property and equipment, net	9,373	8,525,531	158,407	(11,972)	8,681,339
Investment in subsidiaries	8,023,527	186,114	—	(8,209,641)	—
Investment in unconsolidated affiliates	127,902	970,275	—	(342,165)	756,012
Other non-current assets	47,251	312,699	154,788	—	514,738

	$8,271,138	$10,603,168	$399,182	$(8,563,778)	$10,709,710

Current liabilities	$116,734	$585,316	$63,009	$—	$765,059
Intercompany accounts	(781,455)	756,181	25,274	—	—
Deferred income taxes	1,761,706	—	3,720	—	1,765,426
Long-term debt	4,640,365	878,651	2,874	—	5,521,890
Other non-current liabilities	—	71,702	51,845	—	123,547
Stockholders’ equity	2,533,788	8,311,318	252,460	(8,563,778)	2,533,788

	$8,271,138	$10,603,168	$399,182	$(8,563,778)	$10,709,710

Statement of Operations
Net revenues	$—	$3,466,394	$396,349	$—	$3,862,743
Equity in subsidiaries earnings	646,997	110,528	—	(757,525)	—
Expenses:
Casino and hotel operations	—	1,945,203	196,025	—	2,141,228
Provision for doubtful accounts	—	13,188	(618)	—	12,570
General and administrative	—	532,591	51,008	—	583,599
Corporate expense	5,892	55,649	—	—	61,541
Preopening and start-up expenses	105	28,711	450	—	29,266
Restructuring costs (credit)	248	6,349	—	—	6,597
Property transactions, net	363	(19,855)	551	—	(18,941)
Depreciation and amortization	1,081	367,030	32,655	—	400,766

	7,689	2,928,866	280,071	—	3,216,626

Income from unconsolidated affiliates	—	53,612	—	—	53,612

Operating income	639,308	701,668	116,278	(757,525)	699,729
Interest expense, net	(278,122)	(53,378)	(2,008)	—	(333,508)
Other, net	(6,134)	(16,427)	—	—	(22,561)

Income from continuing operations before income taxes	355,052	631,863	114,270	(757,525)	343,660
Provision for income taxes	(109,645)	—	(3,742)	—	(113,387)

Income from continuing operations	245,407	631,863	110,528	(757,525)	230,273
Discontinued operations	(1,710)	6,585	8,549	—	13,424

Net income	$243,697	$638,448	$119,077	$(757,525)	$243,697

Statement of Cash Flows
Net cash provided by (used in) operating activities	$(307,999)	$868,231	$142,681	$53	$702,966
Net cash provided by (used in) investing activities	(5,000)	(525,983)	(20,658)	(4,047)	(555,688)
Net cash provided by (used in) financing activities	310,575	(385,004)	(94,800)	3,994	(165,235)

	As of and for the Year Ended December 31, 2002
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Elimination	Consolidated
			(In thousands)
Balance Sheet
Current assets	$92,459	$442,231	$55,139	$—	$589,829
Property and equipment, net	10,375	8,597,957	166,085	(11,972)	8,762,445
Investment in subsidiaries	7,490,107	122,897	—	(7,613,004)	—
Investment in unconsolidated affiliates	127,902	925,065	—	(342,165)	710,802
Other non-current assets	39,037	261,768	141,104	—	441,909

	$7,759,880	$10,349,918	$362,328	$(7,967,141)	$10,504,985

Current liabilities	$131,589	$548,801	$69,678	$—	$750,068
Intercompany accounts	(1,147,323)	1,147,867	(544)	—	—
Deferred income taxes	1,769,017	—	414	—	1,769,431
Long-term debt	4,341,253	863,579	8,946	—	5,213,778
Other non-current liabilities	1,200	50,074	56,290	—	107,564
Stockholders’ equity	2,664,144	7,739,597	227,544	(7,967,141)	2,664,144

	$7,759,880	$10,349,918	$362,328	$(7,967,141)	$10,504,985

Statement of Operations
Net revenues	$—	$3,353,772	$403,156	$—	$3,756,928
Equity in subsidiaries earnings	671,076	108,361	—	(779,437)	—
Expenses:
Casino and hotel operations	—	1,828,744	187,950	—	2,016,694
Provision for doubtful accounts	—	27,317	358	—	27,675
General and administrative	—	515,682	45,227	—	560,909
Corporate expense	3,268	40,588	—	—	43,856
Preopening and start-up expenses	403	13,738	—	—	14,141
Restructuring costs (credit)	—	(17,021)	—	—	(17,021)
Write-downs and impairments	—	9,958	4,754	—	14,712
Depreciation and amortization	2,683	352,910	23,134	3,058	381,785

	6,354	2,771,916	261,423	3,058	3,042,751

Income from unconsolidated affiliates	—	32,361	—	—	32,361

Operating income	664,722	722,578	141,733	(782,495)	746,538
Interest expense, net	(237,666)	(26,347)	(15,652)	—	(279,665)
Other, net	—	(10,370)	(1,634)	3,058	(8,946)

Income from continuing operations before income taxes	427,056	685,861	124,447	(779,437)	457,927
Provision for income taxes	(133,423)	(31,022)	(4,006)	—	(168,451)

Income from continuing operations	293,633	654,839	120,441	(779,437)	289,476
Discontinued operations	(1,198)	(2,765)	6,922	—	2,959

Net income	$292,435	$652,074	$127,363	$(779,437)	$292,435

Statement of Cash Flows
Net cash provided by (used in) operating activities	$1,206,670	$(530,952)	$151,443	$797	$827,958
Net cash provided by (used in) investing activities	(3,588)	(339,380)	(27,179)	(1,063)	(371,210)
Net cash provided by (used in) financing activities	(1,212,536)	896,900	(139,114)	265	(454,485)

	For the Year Ended December 31, 2001
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Elimination	Consolidated
			(In thousands)
Statement of Operations
Net revenues	$—	$3,335,249	$364,603	$—	$3,699,852
Equity in subsidiaries earnings	556,780	92,007	—	(648,787)	—
Expenses:
Casino and hotel operations	—	1,860,234	173,982	—	2,034,216
Provision for doubtful accounts	—	69,930	740	—	70,670
General and administrative	—	507,317	41,330	—	548,647
Corporate expense	10,073	27,564	—	—	37,637
Preopening and start-up expenses	—	4,030	100	—	4,130
Restructuring costs	—	23,410	(28)	—	23,382
Write-downs and impairments	—	45,827	235	—	46,062
Depreciation and amortization	1,079	346,643	24,310	—	372,032

	11,152	2,884,955	240,669	—	3,136,776

Income from unconsolidated affiliates	—	36,816	—	—	36,816

Operating income	545,628	579,117	123,934	(648,787)	599,892
Interest expense, net	(284,519)	(28,170)	(17,657)	—	(330,346)
Other, net	1,493	(8,323)	(120)	—	(6,950)

Income from continuing operations before income taxes	262,602	542,624	106,157	(648,787)	262,596
Provision for income taxes	(91,674)	(537)	(9,945)	—	(102,156)

Income from continuing operations	170,928	542,087	96,212	(648,787)	160,440
Discontinued operations	(1,113)	4,627	5,861	—	9,375

Net income	$169,815	$546,714	$102,073	$(648,787)	$169,815

Statement of Cash Flows
Net cash provided by (used in) operating activities	$(310,773)	$979,451	$123,180	$4,025	$795,883
Net cash provided by (used in) investing activities	(80)	(314,219)	(37,783)	(123)	(352,205)
Net cash provided by (used in) financing activities	324,830	(712,425)	(71,178)	(3,902)	(462,675)

NOTE 17 — SELECTED QUARTERLY FINANCIAL RESULTS (UNAUDITED)

	Quarter
	First	Second	Third	Fourth	Total
		(In thousands, except per share amounts)
2003
Net revenues	$951,874	$974,117	$976,842	$959,910	$3,862,743
Operating income	159,485	171,560	158,542	210,142	699,729
Income from continuing operations	48,776	54,456	41,375	85,666	230,273
Net income	51,003	53,750	47,209	91,735	243,697
Basic income per share:
Income from continuing operations	$0.32	$0.36	$0.28	$0.60	$1.55
Net income	0.34	0.36	0.32	0.64	1.64
Diluted income per share:
Income from continuing operations	$0.32	$0.36	$0.27	$0.58	$1.52
Net income	0.33	0.35	0.31	0.62	1.61
2002
Net revenues	$942,666	$962,732	$938,727	$912,803	$3,756,928
Operating income	199,966	226,364	179,739	140,469	746,538
Income from continuing operations	78,901	99,286	71,225	40,064	289,476
Net income	81,956	101,875	69,560	39,044	292,435
Basic income per share:
Income from continuing operations	$0.50	$0.62	$0.45	$0.26	$1.83
Net income	0.52	0.64	0.44	0.25	1.85
Diluted income per share:
Income from continuing operations	$0.49	$0.61	$0.44	$0.25	$1.81
Net income	0.51	0.63	0.43	0.25	1.83

     Because income per share amounts are calculated using the weighted average number of common and dilutive common equivalent shares outstanding during each quarter, the sum of the per share amounts for the four quarters may not equal the total income per share amounts for the year.

     As described in Note 3, the results of the Golden Nugget Subsidiaries and MGM MIRAGE Online are classified as discontinued operations for all periods presented. Since the transactions occurred in June 2003, the amounts previously reported in the March 31, 2003 Form 10-Q did not reflect the results of these operations as discontinued. The amounts presented above for the quarters ended March 31, 2003 and 2002 reflect the reclassification.

NOTE 18 — SUBSEQUENT EVENTS

     Proposed Acquisition of Wembley plc. In January 2004, the Company reached an agreement with Wembley plc (“Wembley”) on the terms of a cash acquisition by the Company of Wembley. However, Wembley received a higher competing offer and in May 2004 the Company announced that it would make no further bids for Wembley.

     Agreement with The British Land Company PLC. In February 2004, the Company announced an agreement in principle with The British Land Company PLC whereby the Company would operate a casino in leased premises within a newly developed leisure and entertainment complex adjacent to the Meadowhall Shopping Centre in Sheffield UK. The agreement is subject to implementation of proposed gaming law reforms and a tax structure acceptable to the Company, and obtaining required planning and other approvals.

     Proposed Sale of MGM Grand Australia. In February 2004, the Company entered into an agreement to sell the subsidiaries that own and operate MGM Grand Australia for A$195 (approximately $136 million based on exchange rates at June 30, 2004), subject to certain working capital adjustments. This transaction is expected to be completed by the third quarter of 2004, subject to customary sales conditions and regulatory approval. The results of MGM Grand Australia are classified as discontinued operations in the accompanying consolidated statements of income for all periods presented. The subsidiaries being sold had approximately $89 million of total assets at December 31, 2003, of which $40 million was property and equipment, net and $34 million was goodwill. These subsidiaries had total liabilities of approximately $11 million at December 31, 2003. Net revenues for MGM Grand Australia were $46 million, $35 million and $32 million for the years ended December 31, 2003, 2002 and 2001, respectively. Interest allocated to this discontinued operation was $3 million, $2 million and $2 million for the years ended December 31, 2003, 2002 and 2001, respectively.

     Proposed Acquisition of Mandalay Resort Group. In June 2004, the Company announced that it has entered into a definitive merger agreement with Mandalay Resort Group (“Mandalay”) under which the Company will acquire Mandalay for $71.00 per share in cash. The total value of the acquisition is approximately $7.9 billion, including equity value of approximately $4.8 billion, $600 million of convertible debentures and the assumption of approximately $2.5 billion in outstanding Mandalay debt. The transaction is subject to the approval of Mandalay shareholders and to the satisfaction of customary closing conditions contained in the merger agreement, including the receipt of all necessary regulatory and governmental approvals. The Company anticipates the transaction will be completed by the first quarter of 2005.